Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter  949-748-0542  vshowalter@antonpr.com

Genevieve Anton  714-544-6503  ganton@antonpr.com

STRATEGIC STORAGE GROWTH TRUST, INC. (SSGT) ACQUIRES

BRAND NEW SELF STORAGE DEVELOPMENT IN PHOENIX

PHOENIX – May 27, 2016 – Strategic Storage Growth Trust, Inc. (SSGT), which is sponsored by SmartStop Asset Management, LLC, recently closed on its first “certificate of occupancy” transaction. The newly-constructed facility is located in the South Mountain Village area of Phoenix, AZ.

“We are excited to complete our first top-of-the-line, brand-new facility in a prime market like Phoenix,” said H. Michael Schwartz, chairman and CEO of SSGT. “We are already receiving a high degree of interest from local customers, so we expect our opening to be a huge success.”

The developer, Phoenix-based Glacier Development, built the two-story facility totaling approximately 94,000 net rentable square feet. SSGT will lease up the approximately 840 unit self storage facility. Located at 1500 East Baseline Rd, the new building will be 80% climate-controlled and also offers drive-up units and covered RV spaces.

“This newly built facility will provide Class A storage to the growing retail and residential community surrounding the site,” said SSGT’s Chief Investment Officer, Wayne Johnson.

South Mountain Village is one of fourteen planning areas as designated by the Phoenix City Council. It is geographically bordered by The Salt River to the North, South Mountain Park to the South, 27th Avenue to the West, and 48th Street to the East. Significant employment centers are located just north of the Village, including Downtown Phoenix and Sky Harbor International Airport.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 14 operating self storage facilities located in seven states comprising approximately 9,300 self storage units and approximately 1,100,000 net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 47,200 self storage units and approximately 5.2 million rentable square feet. The company is the asset manager for 74 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SSGT and Strategic Storage Trust II, Inc. (SST II), a public non-traded REIT focusing on stabilized self storage properties. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. In 2015, key executives at Smartstop Asset Management negotiated the sale of SmartStop Self Storage Inc. (Smartstop), then a fully integrated, self-administered and self-managed self storage company, owning and/or operating 170 self storage properties in 21 states and Toronto, Canada, to Extra Space Storage Inc., the second-largest storage operator in the United States, in a merger transaction with SmartStop having an enterprise value of $1.4 billion.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.